[BANTA LETTERHEAD]

October 31, 2006

Confidential

Ms. Sara Armbruster
4916 N Waterford Drive
Appleton, WI 54913

Dear Sara:

In the event that Banta should incur a “Change in Control of the Company” as defined in the Company’s standard KEESA agreement as filed with the SEC as Exhibit 10(e) to the Company’s Form 10-K for the year ended January 1, 2000, you will be entitled to the following:

A.    During your continued employment after such change in control, you would receive a compensation package that would be at least comparable in all material respects to the package in effect immediately prior to the change in control. During such period, the services to be performed by you would be of the same job content and scope as your position immediately prior to the change in control, rendered in the same metropolitan area in which you were principally employed during the 6-month period prior to the change in control, and you would not be required to be absent from such metropolitan area for any number of days in any fiscal year of the Company exceeding the average number of days per year you were absent from such metropolitan area during the two fiscal years prior to the change in control.

B.    In the event that the Company terminates your employment within the 24-month period following the change in control other than for “disability” or “cause” (as defined in the standard KEESA agreement referenced above) or in the event that, after reasonable notice and opportunity to cure, you terminate your employment during such 24-month period because of the Company’s breach of its obligations in A above, you would be entitled to the following:

1.    Separation Pay:
You would receive promptly after your separation date the cash separation payment described in C below. The separation payment would be subject to federal tax at the supplemental rate in effect at the time of such payment.

2.    Pro-Rated
You would be eligible to receive a pro-rated STIP at target payment for the current year in which the termination of employment occurs. The payment would be made promptly after the separation date.

3.     Medical and Dental Insurance Coverage:
You would be eligible for the Company’s standard medical and dental insurance coverage in which you were enrolled on the separation date, until the earliest of your eligibility for coverage by another employer, your coverage under your spouse’s employer, or through the end of the month in which occurred the one-year anniversary of your separation date. During such period, your cost would be limited to that applicable to then-active employees with similar coverage. You would have to elect COBRA to receive this benefit. Each month of benefits provided to you under this provision would be deducted from the total benefit continuation provided under COBRA, subject to the COBRA notification letter provided to you.

4.    Outplacement:
You would be eligible for outplacement services in an amount up to $16,000.

5.    Company Automobile:
You would continue to have the use of your company-leased vehicle for 3-months following the separation date.

6.    Accrued Benefits:
You would receive your vested accrued benefits under the Company’s various benefit plans, including, but not by way of limitation, your 401(k) and pension benefits and your accrued but unused vacation pay (at a minimum pursuant to the company policy in effect prior to the change in control).

C.    The separation payment that you would receive pursuant to B 1 above would be the sum of (i) and (ii):

        (i).        Your annual base salary (i.e., 12 times the highest monthly base salary for the 12-month period preceding the change in control, plus any upward adjustments from time to time thereafter); and

        (ii).        Your highest annual bonus award paid to (or deferred by) you in any one fiscal year with respect to the three fiscal years of the Company preceding the separation date.

You shall not be required to mitigate the amount of the separation payment by securing other employment or otherwise, nor will such payment be reduced by reason of your securing other employment or for any other reason. Notwithstanding the foregoing, if any portion of the separation payment or any other payment under this Agreement or under any other agreement with or plan of the Company (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” (as defined in Section 280G of the Code) then the Total Payments to be made to you would be reduced such that the value of the aggregate Total Payments that you would be entitled to receive would be One Dollar ($1.00) less than the maximum amount which you could receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code.

Sincerely,

/s/ Stephanie A. Streeter

Stephanie A. Streeter
Chairman, President and CEO